Blackboard Inc. Raises Second Quarter and Full Year Guidance for 2006

- Acquisition Integration Progressing Ahead of Schedule -

Washington, DC – June 22, 2006 – Blackboard Inc. (NASDAQ: BBBB) today announced that it has raised its financial guidance for the second quarter ending June 30, 2006 and the full year of 2006. The increased guidance reflects the stronger than expected market demand for the Company’s offerings.

Blackboard is benefiting from broad-based demand for its products and services. In addition, driven largely by similarities in the respective businesses, the integration of WebCT is tracking ahead of schedule. The Company has identified best practices and is leveraging key synergies for the benefit of the combined organization.

“We are seeing greater market demand for our products and services than previously contemplated and as a consequence we are raising our second quarter and full year guidance for 2006,” stated Michael Chasen, CEO of Blackboard.

Updated Financial Guidance for the Second Quarter and Full Year 2006

Commenting on the integration progress and associated costs, Chasen said, “We have made excellent progress incorporating WebCT into the broader Blackboard organization. We now estimate that our integration and non-recurring costs will be approximately $4 million in the second quarter and $13.5 million for the year. Given the greater demand for our products and services, we have decided to make additional investments in our business to drive future growth.”

Second Quarter of 2006 Guidance

•	Revenue of $41.8 to $42.8 million;

•	Net loss of ($7.1) to ($6.7) million, resulting in net loss per diluted share of ($0.24) to ($0.23), which is based on an estimated 29.3 million diluted shares and an effective tax rate of 31 percent; and

•	Cash net loss, which is a non-GAAP financial measure, of ($1.6) to ($1.2) million, which excludes amortization of intangibles, stock-based compensation expense, and the associated tax impact, resulting in cash net loss per diluted share of ($0.05) to ($0.04) based on an estimated 29.3 million diluted shares and an effective tax rate of 39.5 percent.

Full year 2006 Guidance

•	Revenue of $173.1 to $176.1 million; This includes the increase in revenue expected in the second quarter and an estimated increase in revenue of $1.0 million in both the third and fourth quarter.

•	Net loss of ($13.7) to ($12.7) million, resulting in net loss per diluted share of ($0.47) to ($0.43), which is based on an estimated 29.6 million diluted shares and an effective tax rate of 31 percent; and

•	Cash net income, which is a non-GAAP financial measure, of $4.5 to $5.5 million, which excludes amortization of intangibles, stock-based compensation expense, and the associated tax impact, resulting in cash net income per diluted share of $0.15 to $0.19 based on an estimated 29.6 million diluted shares and an effective tax rate of 39.5 percent.

The Company intends to report its second quarter results on August 8, 2006 after the market closes.

Use of Non-GAAP Financial Measures
This release includes forecasts of the Company’s cash net income which is a non-GAAP financial measure. Management believes that cash net income, which excludes amortization of intangibles, stock-based compensation expense, and the associated tax impact, provides useful information to investors regarding the Company’s ongoing financial condition and results of operations. In addition, management believes that cash net income is useful to investors because it provides an additional basis for measuring the Company’s financial condition against other periods. Since the Company has historically reported non-GAAP results to the investment community, management also believes the inclusion of non-GAAP measure provides consistency in its financial reporting. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. In addition to the information contained in this release, investors should also review information contained in the Company’s Form 10-Q dated May 10, 2006, as well as other filings with the Securities and Exchange Commission when assessing the Company’s financial condition and results of operations.

About Blackboard Inc.
Blackboard Inc. (NASDAQ: BBBB) is a leading provider of enterprise software applications and related services to the education industry. Founded in 1997, Blackboard enables educational innovations everywhere by connecting people and technology. With two product suites, the Blackboard Academic Suite™ and the Blackboard Commerce Suite™, Blackboard is used by millions of people at academic institutions around the globe, including colleges, universities, K-12 schools and other education providers, as well as textbook publishers and student-focused merchants that serve education providers and their students. Blackboard is headquartered in Washington, D.C., with offices in North America, Europe and Asia.

Forward-Looking Statements
Any statements in this press release about future expectations, plans and prospects for Blackboard and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the factors discussed in the “Risk Factors” section of our Annual Report on Form 10-Q filed on May 10, 2006 with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of June 22, 2006. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to June 22, 2006.

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